UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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☐	Preliminary Information Statement
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☒	Definitive Information Statement
PACE® Select Advisors Trust
(Name of Registrant As Specified In Its Charter)
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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Information Statement

PACE® Select Advisors Trust

PACE® International Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

April 8, 2016

Dear Shareholder,

We are pleased to inform you that UBS Asset Management (Americas) Inc. ("UBS AM") has entered into a new investment sub-advisory agreement ("New Sub-Advisory Agreement") on behalf of PACE International Equity Investments (the "Fund"), a portfolio of PACE Select Advisors Trust ("Trust"), with Robert W. Baird & Co. Incorporated ("Baird") as a result of a transaction between Baird and Chautauqua Capital Management, LLC ("Chautauqua"), a former investment advisor to the Fund, subsequent to which all outstanding equity interests of Chautauqua were acquired by Baird and the Chautauqua investment team became partial equity owners of Baird (the "Transaction"). This New Sub-Advisory Agreement is not expected to result in any material changes to the Fund's investment strategies, fees, or portfolio management team.

Chautauqua has been an investment advisor to the Fund since August 2013 and has been responsible for the day-to-day management of the Fund's assets allocated to it by UBS AM. In November 2015, UBS AM learned that Chautauqua and Baird had entered into an agreement that provided for the sale of all of Chautauqua's outstanding equity interests to Baird that was expected to close in early 2016. Consequently, an interim sub-advisory agreement (the "Interim

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Agreement") between UBS AM, on behalf of the Fund, and Baird was approved by the Trust's board of trustees (the "Board") at a Board meeting held on December 29, 2015 and became effective as of January 15, 2016. Baird became an investment advisor to the Fund at that time. The New Sub-Advisory Agreement was approved by the Board at a Board meeting held on February 9-10, 2016 and superseded the Interim Agreement that had been in effect. The terms of this New Sub-Advisory Agreement are substantially identical to those of the investment sub-advisory agreement between UBS AM and Chautauqua that was in place prior to the Interim Agreement and the Transaction ("Prior Sub-Advisory Agreement").

Mondrian Investment Partners Limited ("Mondrian") and Los Angeles Capital Management and Equity Research, Inc. ("Los Angeles Capital") also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. Mondrian's and Los Angeles Capital's portions of the Fund's assets are unaffected by the changes resulting from the Transaction. Chautauqua's portion of the Fund's assets has been allocated to Baird. The relative value of each investment advisor's share of the Fund's assets may change over time.

Please note that this transaction does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program and through certain other advisory programs. Other share classes are offered to investors not participating in such programs.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the investment advisors for the Fund and recommend their hiring, termination and replacement. UBS AM continuously supervises and monitors the performance of each investment advisor on a quantitative and qualitative basis and regularly evaluates each investment advisor's investment strategy and investment performance as well as the consistency of the investment advisor's investment approach with the Fund's investment objective. In evaluating each investment advisor, UBS AM reviews a number of factors, including, but not limited to, the investment advisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the investment advisor's investment approach with those of other investment advisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of December 31, 2015, UBS AM had approximately $147 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $649 billion in assets under management worldwide as of December 31, 2015. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. Principal business offices of UBS AM are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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PACE International Equity Investments

Background

The Transaction resulted in an "assignment" and automatic termination of the Prior Sub-Advisory Agreement between UBS AM and Chautauqua under the Investment Company Act of 1940, as amended ("Investment Company Act"), and the rules thereunder. UBS AM has entered into the New Sub-Advisory Agreement with Baird. The terms of the New Sub-Advisory Agreement are substantially identical to those of the Prior Sub-Advisory Agreement with Chautauqua. The Transaction has not resulted in any material changes to the portfolio management team's management of the relevant portion of the Fund or to the Fund's investment strategies, fees, or portfolio management team.

The Interim Agreement was approved by the Trust's Board at a meeting held on December 29, 2015 in anticipation of the Transaction and at the recommendation of UBS AM, and became effective as of January 15, 2016. The New Sub-Advisory Agreement was approved by the Trust's Board at a meeting held on February 9-10, 2016 and at the recommendation of UBS AM, became effective as of February 10, 2016. The New Sub-Advisory Agreement superseded the Interim Agreement. The Trustees determined to approve the Interim Agreement and the New Sub-Advisory Agreement after a thorough analysis of any impact the Transaction may have on the Fund. The material factors considered by the Trustees in approving the Interim Agreement and the New Sub-Advisory Agreement are set forth below under "PACE International Equity Investments—Trustees' Considerations."

Under the New Sub-Advisory Agreement, Baird manages a separate portion of the Fund's portfolio as allocated by UBS AM, subject to the Board's oversight (each separate portion, an "Allocated Portion"). Mondrian and Los Angeles Capital continue to manage separate portions of the Fund's assets. The relative value of each investment advisor's share of the Fund's assets may change over time.

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Investment strategies of Baird

With respect to its Allocated Portion, Baird endeavors to achieve consistent risk adjusted excess returns by managing a concentrated portfolio of 25-35 quality, growth companies generally headquartered outside of the United States. The portfolio consists of a carefully diversified set of best idea equities that Baird believes will benefit from long-term trends, have sustainable competitive advantages and exhibit growth that should outpace the market. Companies are valued based on a forward looking cash flow analysis. When selecting investments, Baird has a long-term time horizon.

New Sub-Advisory Agreement

Under the New Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, Baird will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act.

Under the New Sub-Advisory Agreement, Baird will bear all expenses incurred by it in connection with its services to its Allocated Portion, but Baird will not be responsible for any expenses incurred by the Trust, the Fund or UBS AM.

For the services provided and the expenses assumed by Baird under the New Sub-Advisory Agreement, UBS AM (not the Fund), will pay to Baird a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The New Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not

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"interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The New Sub-Advisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. The New Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to Baird. UBS AM also may terminate the New Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to Baird; (ii) upon material breach by Baird of any of the representations, warranties and agreements contained in the New Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, Baird becomes unable to discharge its duties and obligations under the New Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The New Sub-Advisory Agreement provides that Baird may terminate the New Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM.

As described below under "Additional Information—SEC Exemptive Order," UBS AM has received an exemptive order from the US Securities and Exchange Commission ("SEC") enabling it to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The New Sub-Advisory Agreement provides that Baird shall not be liable to UBS AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the New Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the New Sub-Advisory Agreement.

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Trustees' considerations

Background—At a meeting of the Board on February 9-10, 2016, the members of the Board, including the Independent Trustees, considered and approved the proposed New Sub-Advisory Agreement between UBS AM and Baird with respect to the Fund. It was noted that Baird currently serves as a sub-advisor to the Fund under the Interim Agreement, between UBS AM and Baird with respect to the Fund, which had been approved by the Board at a special telephonic meeting held on December 29, 2015. Management noted that the Board had been asked to approve the Interim Agreement in connection with the sale of all of the outstanding equity interests of Chautauqua, a then-current sub-advisor to the Fund, to Baird, as the change in ownership of Chautauqua would constitute an "assignment" and result in the automatic termination of the then-current sub-advisory agreement between UBS AM and Chautauqua with respect to the Fund.

Management stated that the Transaction closed on January 15, 2016 and the Interim Agreement took effect as of the close of business on that date. It was noted that the terms of the Interim Agreement were substantially similar to the terms of the Prior Sub-Advisory Agreement, except for the duration of the agreement and the fees payable thereunder. Management noted that Baird was not entitled to receive compensation under the terms of the Interim Agreement, which would terminate upon the approval of the New Sub-Advisory Agreement, and that UBS AM had agreed to corresponding waivers of its management fee for the duration of the Interim Agreement. It was noted that such waivers were instituted with respect to the Interim Agreement pending consideration of a superseding agreement at an "in person" Board meeting in consideration of regulatory requirements. Management stated that the proposed New Sub-Advisory Agreement also was on substantially similar terms as the Prior Sub-Advisory Agreement, including the fee rates payable thereunder. It was noted that Chautauqua had served as a sub-advisor to the Fund since August 2013 and that, following the Transaction, the Fund's investment team and strategy continued to operate under the Chautauqua name as an autonomous division of Baird. It was also noted that, following the Transaction, there were no changes

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to investment personnel or trading functions but all non-investment related services are now primarily supported by Baird.

The Board recognized its familiarity with UBS AM and the investment management and sub-advisory agreements for this and the other portfolios of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios. The Board also received memoranda from UBS AM discussing UBS AM's reasons for recommending Baird as a sub-advisor to the Fund and the proposed fee structure in advance of the December Meeting and February Meeting, respectively.

In its consideration of the approval of the New Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the New Sub-Advisory Agreement—The Board's evaluation of the services to be provided by Baird to the Fund took into account the Board's knowledge and familiarity gained as board members of funds in the UBS New York fund complex, including the Trust and its portfolios. At the December Meeting, the Board considered management's reasons for recommending the appointment of Baird as a sub-advisor to the Fund, including its "due diligence" concerning Baird, that the Fund's investment team and strategy continued to operate under the Chautauqua name as an autonomous division of Baird and that there were no expected changes to investment personnel or trading functions as a result of the Transaction. In considering the approval of the New Sub-Advisory Agreement, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS AM. The Board was also able to draw on its knowledge of the current investment team members, including materials it previously received from, and meetings it previously held with, representatives of Chautauqua who discussed with the Board the investment philosophy and the backgrounds and qualifications of the investment team. At the February Meeting, UBS AM represented that there had been no material changes in the information previously provided to the Board at the December Meeting. The Board concluded that, overall, it was satisfied with the nature,

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extent and quality of services expected to be provided to the Fund under the New Sub-Advisory Agreement.

Sub-advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS AM to Baird in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by Baird. The Board noted that the sub-advisory fee rate in the New Sub-Advisory Agreement was the same as that in the Prior Sub-Advisory Agreement, and that Baird would not receive compensation under the terms of the New Sub-Advisory Agreement for the services provided under the Interim Agreement. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the New Sub-Advisory Agreement.

Fund performance—The Board received and considered performance information provided by UBS AM, including relative performance information from independent providers of investment company data. The Board also noted that UBS AM believes that the Fund's investment team would continue to perform at the same level as it did prior to the Transaction. The Board concluded that, overall, it was satisfied with the performance of the Fund.

Advisor profitability—Profitability of Baird or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee was not relevant.

Other benefits to Baird—The Board was informed by management at the December Meeting that Baird's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore management believed that Baird would not receive tangible

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ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Baird could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a sub-advisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a sub-advisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed New Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the New Sub-Advisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

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Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware corporation, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is a member of the UBS Asset Management Division, which had approximately $649 billion in assets under management worldwide as of December 31, 2015 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of December 31, 2015, UBS AM had approximately $147 billion in assets under management.

Additional information about Baird

Baird is located at 777 East Wisconsin Avenue, Milwaukee, WI 53202. Baird was founded in 1919 and has approximately $89 billion in assets under management as of December 31, 2015. Brian M. Beitner, Dan Boston, Jesse Flores and Michael Mow are primarily responsible for the day-to-day management of the portion of the Fund managed by Baird.

The principal executive officers and directors of Baird, as of the date of this document, are set forth below:

Name and Address	Position with Baird*
Paul E. Purcell 777 East Wisconsin Avenue Milwaukee, WI 53202	Director, Chairman
Steven G. Booth 777 East Wisconsin Avenue Milwaukee, WI 53202	Director, President and Chief Executive Officer

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Name and Address	Position with Baird*
Terrance P. Maxwell 777 East Wisconsin Avenue Milwaukee, WI 53202	Managing Director and Chief Financial Officer
Paul L. Schultz 777 East Wisconsin Avenue Milwaukee, WI 53202	Secretary
Patrick S. Lawton 777 East Wisconsin Avenue Milwaukee, WI 53202	Director and Managing Director
William W. Mahler 777 East Wisconsin Avenue Milwaukee, WI 53202	Director and Managing Director
Michael J. Schroeder 777 East Wisconsin Avenue Milwaukee, WI 53202	Director and Managing Director
Mary Ellen Stanek 777 East Wisconsin Avenue Milwaukee, WI 53202	Director and Managing Director

*  None of the principal executive officers or directors listed above have principal employment other than their positions with Baird and its affiliates except that: Mr. Purcell serves as a director of RiverFront Investment Holding Group, LLC; Mr. Maxwell serves as a trustee of Investors Real Estate Trust, on the Board of Managers of Greenhouse Funds GP LLC and Greenhouse GP LLC, as a director of the Art Commission and as a lecturer at the University of Wisconsin – Madison; Mr. Lawton serves as a director of Waterstone Financial, Inc. and of BMO Harris Bradley Center; Mr. Mahler serves on the Board of Managers of Greenhouse Funds GP LLC and Greenhouse GP LLC; Mr. Schroeder serves as a director of RiverFront Investment Holding Group, LLC and of Sanitas Brewing Company; and Ms. Stanek serves as a director of Journal Communications, Inc., of West Bend Mutual Insurance Company, of Northwestern Mutual Life Insurance Company, of Wisconsin Energy Corporation and Wisconsin Electric Power Company.

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Below is information concerning another registered investment company with a similar investment objective as the Fund, for which Baird acts as an investment advisor:

Fund	Assets under management* (as of December 31, 2015, in thousands)	Fee rate (as a percentage of average daily net assets)
Cornerstone Advisors Global Public Equity Fund	$44,600	0.75% on the first $75 million of assets and 0.65% on any assets thereafter

*  Approximate Value

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Baird. Other than sub-advisory fees paid to Chautauqua prior to the Transaction, the Fund did not pay any fees to Baird or its affiliates for services provided to the Fund during the last year.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

*****

If you have any questions, please contact your investment professional.

April 8, 2016
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2016. All rights reserved.
UBS Asset Management (Americas) Inc.
is a subsidiary of UBS AG.
www.ubs.com/am-us

PACE Select

Information Statement—Notice

PACE® Select Advisors Trust

PACE® International Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

April 8, 2016

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE International Equity Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

We are pleased to inform you that UBS Asset Management (Americas) Inc. ("UBS AM") has entered into a new investment sub-advisory agreement ("New Sub-Advisory Agreement") on behalf of the Fund, a portfolio of the Trust, with Robert W. Baird & Co. Incorporated ("Baird") as a result of a transaction between Baird and Chautauqua Capital Management, LLC ("Chautauqua"), a former investment advisor to the Fund, subsequent to which all outstanding equity interests of Chautauqua were acquired by Baird and the Chautauqua investment team became partial equity owners of Baird (the "Transaction"). This New Sub-Advisory Agreement is not expected to result in any material changes to the Fund's investment strategies, fees, or portfolio management team.

Chautauqua has been an investment advisor to the Fund since August 2013 and has been responsible for the day-to-day management of the Fund's assets allocated to it by UBS AM. In November 2015, UBS AM learned that Chautauqua and Baird had entered into an agreement that provided for the sale of all of Chautauqua's outstanding equity interests to Baird that was expected to close in early 2016. Consequently, an interim sub-advisory agreement (the "Interim Agreement") between UBS AM, on behalf of the Fund, and Baird was approved by the Trust's board of trustees (the "Board") at a Board meeting held on December 29, 2015 and became effective as of January 15, 2016. Baird became an investment advisor to the Fund at that time. The New Sub-Advisory Agreement was approved by the Board at a Board meeting held on February 9-10, 2016 and superseded the Interim Agreement that had been in effect. The terms of this New Sub-Advisory Agreement are substantially identical to those of the investment sub-advisory agreement between UBS AM and Chautauqua that was in place prior to the Interim Agreement and the Transaction.

Mondrian Investment Partners Limited ("Mondrian") and Los Angeles Capital Management and Equity Research, Inc. ("Los Angeles Capital") also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. Mondrian's and Los Angeles Capital's portions of the Fund's assets are unaffected by the changes resulting from the Transaction. Chautauqua's portion of the Fund's assets has been allocated to Baird. The relative value of each investment advisor's share of the Fund's assets may change over time. Additional information about UBS AM, Baird, the New Sub-Advisory Agreement between

UBS AM and Baird with respect to the Fund, and the Board's approval of this New Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the Securities and Exchange Commission, the appointment of Baird on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about April 12, 2016 to the Fund's shareholders of record as of April 7, 2016. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least August 9, 2016. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.

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